EXHIBIT 23.3

[EVERLEX LAW OFFICES LETTERHEAD]

August 19, 2002

O2Micro International Limited
Grand Pavilion Commercial Centre, West Bay Road
P.O. Box 32331, SMB, George Town
Grand Cayman, Cayman Island

Dear Sirs:

We have examined the Registration Statement on Form S-8 to be filed by O2Micro International Limited, a Cayman Islands corporation (the “Company”), with the Securities and Exchange Commission on or about August 19, 2002 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, an aggregate of 300,000 shares of the Company’s Ordinary Share, $0.001 par value (the “Shares”). The Shares are reserved for issuance pursuant to written contracts with employees and consultants of the Company dated as of September 15, 1998.

We consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours, EVERLEX Law Offices

/s/ JOSEPHINE Y. LO
Josephine Y. Lo

/s/ KEATING HSU
Keating Hsu For the Office